As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-265019

Registration No. 333-273371

Registration No. 333-273815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

FORM S-3 REGISTRATION STATEMENT NO. 333-265019

FORM S-3 REGISTRATION STATEMENT NO. 333-273371

FORM S-3 REGISTRATION STATEMENT NO. 333-273815

UNDER

THE SECURITIES ACT OF 1933

CASA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-3108867
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

100 Old River Road

Andover, Massachusetts 01810

(978) 688-6706

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Glickman

President and Chief Executive Officer

100 Old River Road

Andover, Massachusetts 01810

(978) 688-6706

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

John Mutkoski, Esq.

Kimberly Larie, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Casa Systems, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (File No. 333-265019), filed with the SEC on May 17, 2022, pertaining to the registration of 9,323,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

•	Registration Statement on Form S-3 (File No. 333-273371), filed with the SEC on July 21, 2023, pertaining to the registration of 11,907,973 shares of Common Stock.

•

Registration Statement on Form S-3 (File No. 333-273815), filed with the SEC on August 8, 2023, pertaining to the registration of up to an aggregate of $100,000,000 of the Company’s (a) Common Stock; (b) preferred stock, par value $0.001 per share (the “Preferred Stock”); (c) debt securities; (d) warrants for the purchase of Common Stock, Preferred Stock or debt securities; and (e) units consisting of Common Stock, Preferred Stock, debt securities and warrants in any combination.

On April 3, 2024, the Company commenced voluntary proceedings under chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. On June 7, 2024 (the “Effective Date”), the Company’s Third Amended Joint Plan of Liquidation of Casa Systems, Inc. and Its Debtor Affiliates (the “Plan”) became effective. Pursuant to the Plan, all equity interests in the Company were cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Andover, Commonwealth of Massachusetts, on June 7, 2024.

CASA SYSTEMS, INC.

By:	/s/ Edward Durkin
Name:	Edward Durkin
Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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